Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-127957 and 333-142433) and Form S-8 (No. 333-117251) of K-Sea Transportation Partners L.P. of our report dated  September 13, 2007 relating to the financial statements of Smith Maritime Group, which appears in this Current Report on Form 8-K of K-Sea Transportation Partners L.P.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
September 18, 2007